Exhibit 10.41
NATIONAL CITY CORPORATION
2004 DEFERRED COMPENSATION PLAN
Non-Elective Deferred Compensation Award Statement
     WHEREAS, National City Corporation (“Corporation”) has adopted the National City Corporation 2004 Deferred Compensation Plan (the “Plan”); and
     WHEREAS, Article IV of the Plan provides for the granting of Non-Elective Deferred Compensation to Eligible Employees as selected from time to time by the Committee; and
     WHEREAS, any such award of Non-Elective Deferred Compensation shall be subject to such vesting requirements and other restrictions as the Committee shall determine appropriate; and
     WHEREAS, the individual identified as Participant on the Cover Sheet that is attached hereto and hereby made a part hereof (“Cover Sheet”) has been awarded Non-Electived Deferred Compensation in the amount set forth on the Cover Sheet, subject to the terms set forth in this Non-Elective Deferred Compensation Award Statement (this “Agreement”); and
     WHEREAS, Corporation desires reasonable protection for its confidential business information and from competitive activity by Participant; and
     WHEREAS, Participant agrees to receive an award of Non-Elective Deferred Compensation under the Plan subject to the terms of this Agreement;
     NOW, THEREFORE, pursuant to the Plan and the terms and conditions of this Agreement, Corporation hereby awards to Participant on the date listed on the Cover Sheet as the “Award Date” the amount of Non-Elective Deferred Compensation as is stated on the Cover Sheet as the “Amount of Award” (the “Award”), subject to the terms and conditions of the Plan and to the following terms, conditions, limitations and restrictions and the Corporation and Participant hereby agree as follows:
     1. The Award represents the right to receive the stated amount of deferred compensation, subject to the terms and conditions set forth in the Plan and this Agreement. The non-elective deferred compensation will be credited to Participant in an unfunded bookkeeping account maintained in accordance with Article V of the Plan (the “Account”).
     2. The Award shall vest on the earliest of: (a) the “Vesting Date” set forth in the Cover Sheet, (b) a Change in Control (as hereinafter defined), (c) the Participant’s death, or (d) the Participant’s Disability (as hereinafter defined), provided such event occurs prior to termination of employment (“Vesting Event”). Upon the occurence of any such Vesting Event, the Award (as adjusted for any gains and/or losses under the terms of the Plan) shall be non-forfeitable and shall be distributed to Participant at such time as is determined under the Plan except as set forth otherwise in the Cover Sheet; provided however, that upon the occurrence of a Vesting Event described in Section 2(b) or 2(d) above, distribution of the Award shall occur in accordance with the terms of the Plan or as set forth otherwise in the Cover Sheet following the of the earliest of (i) the “Vesting Date” set forth on the Cover Sheet, (ii) the Participant’s Death, or (iii) the Participant’s “separation from service” as defined by the Regulations promulgated under Section 409A of the Internal Revenue Code (“409A”); provided further, that if Partiicpant is a “specified employee” within the meaning of Section 409A, any such distribution under (iii) above shall be delayed until the seventh calendar month following such separation from service. The Award or any portion of the Award that has not vested as of the latest “Vesting Date” set forth on the Cover Sheet shall be forfeited and such forfeited Award (or portion thereof), as adjusted for any earnings (losses) on such Award (or portion thereof), shall be debited from the Participant’s unfunded bookkeeping account.
     3. Participant acknowledges and agrees that in the performance of his duties of employment with Employer he may be in contact with customers, potential customers and/or information about customers or potential customers of Employer either in person, through the mails, by telephone or by other electronic means. Participant also acknowledges and agrees that trade secrets and Confidential Information of Employer, as defined in Section 3(c) of this Agreement, gained by Participant during his employment with Employer, have been developed by Employer through substantial expenditures of time, effort and financial resources and constitute valuable and unique property of Employer. Participant further understands, acknowledges and agrees that the foregoing makes it necessary for the protection of Employer’s businesses that Participant not divert business or customers from Employer and that Participant maintain the confidentiality and integrity of the Confidential Information as hereinafter defined:
     (a) Participant agrees that he will not, during his employment by Employer and for a

NATIONAL CITY CORPORATION
2004 DEFERRED COMPENSATION PLAN
Non-Elective Deferred Compensation Award Statement
period of one (1) year after the later of Termination Date, no matter how terminated or the Salary Continuation Period, as defined in Section 18:
     (i) directly or indirectly solicit, divert, entice or take away any customers, business, patronage or orders from any customers, clients or businesses with whom Participant has had contact, involvement or responsibility during Participant’s employment with the Employer, or attempt to do so, on behalf of any person (including Participant), firm association or corporation for the sale of any product or service that is the same, similar to or a substitute for, any product or service offered by Employer,
     (ii) directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by Employer with whom Participant has had contact, involvement or responsibility during his or her employment with Employer, or attempt to do so, for the sale of any product or service that is the same, similar to or a substitute for, any product or service offered by Employer, or
     (iii) accept or provide assistance in the accepting of (including, but not limited to, providing any service, information, assistance or other facilitation or other involvement) business, patronage or orders from customers or any potential customers of Employer with whom Participant has had contact, involvement or responsibility on behalf of any person (including Participant), firm, association or corporation.
Nothing contained in this Section 3(a) shall preclude Participant from accepting employment with a company, firm, or business that competes with Employer so long as Participant’s activities do not violate the provisions of Sections 3(a)(i), 3(a)(ii) or 3(a)(iii) above or any of the provisions of Sections 3(b) and 3(c) below.
     (b) Participant agrees that he will not directly or indirectly at any time during his employment and for a period of three (3) years following the later of his Termination Date, no matter how terminated, and the Salary Continuation Period, as defined in Section 18 (the “Business Protection Period”) solicit, induce, confer or discuss with any employee of the Employer or attempt to solicit, induce, confer or discuss with any employee of the Employer the prospect of leaving the employ of the Employer, termination of his or her employment with the Employer, or the subject of employment by some other person or organization. Participant further agrees that he will not directly or indirectly at any time during the Business Protection Period hire or attempt to hire any employee of the Employer.
     (c) Participant will keep in strict confidence, and will not, directly or indirectly, at any time during or after the term of this Agreement, disclose, furnish, disseminate, make available or use (except in the course of performing his duties of employment with the Employer) any trade secrets or confidential business or technical information of the Employer or Employer’s customers (the “Confidential Information”), without limitation as to when or how Participant may have acquired such information. The Confidential Information shall include the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique or improvement, or any business information or plans, financial information, or listing of names, addresses or telephone numbers, including without limitation, information relating to Employer’s customers or prospective customers, Employer’s customer lists, contract information including terms, pricing and services provided, information received as a result of customer contacts, Employer’s products and processing capabilities, methods of operation, business plans, financials or strategy, and agreements to which Employer may be a party. The Confidential Information shall not include information that is or becomes publicly available other than as a result of disclosure by Participant. Participant specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in the mind or memory of Participant and whether compiled by Employer and/or Participant, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by

NATIONAL CITY CORPORATION
2004 DEFERRED COMPENSATION PLAN
Non-Elective Deferred Compensation Award Statement
Employer to maintain the secrecy of such information, that such information is the sole property of Employer and that any retention and use of such information during or after Participant’s employment with Employer (except in the course of performing his duties of employment with Employer) shall constitute a misappropriation of Employer’s trade secrets. Participant further agrees that, at the time of termination of his employment he will return to Employer, in good condition, all property of Employer, including, without limitation, the Confidential Information. In the event that said items are not so returned, Employer shall have the right to charge Participant for all reasonable damages, costs, attorney’s fees and other expenses incurred in searching for, taking, removing, and/or recovering such property. If Participant is requested or required (either verbally or in writing) to disclose any Confidential Information, he shall promptly notify Employer of this request and he shall promptly provide Employer with a copy of the written request or a description of any verbal request so that Employer may seek a protective order or other appropriate remedy. If a protective order or other appropriate remedy is not obtained in a reasonable period of time, Participant may furnish only that portion of the Confidential Information that Participant is legally required to disclose.
     4. During the Business Protection Period (and for any extended period as provided in Section 5 below) Participant agrees to communicate the contents of this Agreement to any person, firm, association, or corporation that Particpant intends to be employed by, associated with, or represent.
     5. If it shall be judicially determined that the Participant has violated any of his obligations under Section 3 of this Agreement, then the period applicable to the obligation which he shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which said violation(s) occurred.
     6. Particpant acknowledges and agrees that the remedy at law available to Employer for breach of any of his obligations under this Agreement would be inadequate, and agrees and consents that in addition to any other rights or remedies that Employer may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision contained in Sections 3 through 5 of this Agreement, without the necessity of proof of actual damage.
     7. Participant acknowledges that Participant’s obligations under this Agreement are reasonable in the context of the nature of Employer’s businesses and that competitive injuries likely to be sustained by Employer if Participant violated such obligations. Participant further acknowledges that this Agreement is made in consideration of, and is adequately supported by the Award, which Participant acknowledges constitutes new and good, valuable and sufficient consideration.
     8 It is expressly understood and agreed that although Participant and Corporation consider the restrictions contained in Section 3 hereof to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
     9. The failure of Employer to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or of the right of the Employer thereafter to enforce each and every provision.
     10. All capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms as set forth in the Plan.
     11. As used in this Agreement, “Disability” has the same meaning as defined in and entitling the Participant to Long-Term Disability Benefits under the Disability Option of the Thirteenth Amended and Restated National City Welfare Benefits Plan.
     12. Change in Control shall mean the occurrence of any of the following events:

NATIONAL CITY CORPORATION
2004 DEFERRED COMPENSATION PLAN
Non-Elective Deferred Compensation Award Statement
     (a) the Corporation is merged, consolidated or reorganized into or with a Person, and as a result of such merger, consolidation or reorganization less than sixty-five percent of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such transaction;
     (b) the Corporation sells or otherwise transfers all or substantially all of its assets to another Person, and as a result of such sale or transfer less than sixty-five percent of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such sale or transfer;
     (c) any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing more than fifteen percent (15%) of the Voting Stock of the Corporation provided, however, that:
     (i) for purposes of this Section 12(c), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of the Voting Stock of the Corporation directly from the Corporation that is approved by a majority of the Incumbent Directors (defined below), (B) any acquisition of the Voting Stock of the Corporation by the Corporation, and (C) any acquisition of the Voting Stock of the Corporation by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary of the Corporation;
     (ii) if any Person is or becomes the beneficial owner of 15% or more of the combined voting power of the then-outstanding Voting Stock of the Corporation as a result of a transaction described in clause (A) of Section 12(c)(1) above and such Person thereafter becomes the beneficial owner of any additional shares of the Voting Stock of the Corporation representing 1% or more of the then-outstanding the Voting Stock of the Corporation, other than in an acquisition directly from the Corporation that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of the Voting Stock of the Corporation are treated equally, such subsequent acquisition shall be treated as a Change in Control unless exempted by Section 12(c)(iv) below;
     (iii) a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 15% or more of the Voting Stock of the Corporation as a result of a reduction in the number of shares of the Voting Stock of the Corporation outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of the Voting Stock of the Corporation representing 1% or more of the then-outstanding Voting Stock of the Corporation, other than as a result of a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of the Voting Stock of the Corporation are treated equally; and
     (iv) if within 45 days of first learning a Person has acquired or is to acquire beneficial ownership of 15% or more of the Voting Stock of the Corporation the Board by majority vote of the Incumbent Directors (i) determines that a Person’s acquisition of beneficial ownership of 15% or more of the Voting Stock of the Corporation does not constitute a Change in Control and (ii) establishes a limit (such limit to be less than 50% of the Voting Stock of the Corporation) as to the maximum number of shares such Person may acquire before a Change in Control shall be deemed to have occurred, then no Change in Control shall have occurred as a result of such Person’s applicable acquisition(s);
     (d) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the

NATIONAL CITY CORPORATION
2004 DEFERRED COMPENSATION PLAN
Non-Elective Deferred Compensation Award Statement
Corporation (“Incumbent Directors”) cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (d) each Director who is first elected, or first nominated for election by the Corporation’s stockholders, by a vote of at least two-thirds of the Directors of the Corporation (or a committee thereof) then still in office who were Directors of the Corporation at the beginning of any such period will be deemed to have been a Director of the Corporation at the beginning of such period; or
     (e) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
     (f) Notwithstanding the foregoing provisions of Section 12(a), 12(b) or 12(d), in the case where the individuals who constitute the Incumbent Directors at the time a specific transaction described in Section 12(a) or 12(b) is first presented or disclosed to the Board, will, by the terms of the definitive agreement for that transaction, constitute at least fifty percent (50%) of the resulting corporation’s or Person’s directors immediately following consummation of such transaction, provided that such resulting corporation’s or Person’s directors are not subject to removal following the consummation of the transaction as a result of the terms and conditions of the transaction, then, prior to the occurrence of any event that would otherwise constitute a Change in Control under Section 12(a) 12(b) or 12(d), the Board may determine by majority vote of the Incumbent Directors that the specific transaction does not constitute a Change in Control under Sections 12(a), 12(b) and/or 12(d).
     (g) Notwithstanding the foregoing, in the event a Change in Control ultimately results from discussions or negotiations involving Corporation or any of its officers or directors, the “Effective Date” of such Change in Control shall be the date uninterrupted discussions or negotiations commenced; otherwise, such Effective Date or Change in Control shall be the Implementation Date of such Change in Control.
     (h) The “Implementation Date” shall be the earliest to occur of the events specified in Sections 12(a) through 12(e).
     13. By entering into this Agreement and accepting the Award, Participant acknowledges that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Corporation at any time as provided in the Plan; (b) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future awards, including, but not limited to, the times when awards will be granted, the amount of such awards, and the vesting of such awards, will be at the sole discretion of the Corporation; (d) Participant’s participation in the Plan is voluntary; (e) the value of the Award is an extraordinary item which is outside the scope of Participant’s employment contract, if any; (f) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, bonuses, pension or retirement benefits or similar payments; (g) neither the Plan nor the grant of the Award confers upon Participant any right to continue in the employ of (or any other relationship with) Employer, nor do they limit in any respect the right of Employer to terminate Participant’s employment or other relationship with Employer, at any time and furthermore, the grant of the Award will not be interpreted to form an employment contract between Participant and Employer.
     14. It is the Participant’s responsibility to execute this Agreement (the “Executed Agreement”) and deliver the Executed Agreement to the Corporate Human Resources Department at the address listed on the Cover Sheet. If the Executed Agreement is not received by the Corporate Human Resources Department within 90 days after the Award Date, this Award will terminate and this Agreement will be null and void.
     15. The Participant agrees that any action, claim, counterclaim, cross claim, proceeding, or suit, whether at law or in equity, whether sounding in tort, contract, or otherwise at any time arising under or in connection with this Agreement, the administration, enforcement, or negotiation of this Agreement, or the performance of any obligations in respect of this Agreement (each such action, claim, counterclaim, cross claim, proceeding, or suit, an “Action”) shall be brought exclusively in a federal court or state court located in the city of Cleveland, Ohio. Each of the parties hereby unconditionally submit to the

NATIONAL CITY CORPORATION
2004 DEFERRED COMPENSATION PLAN
Non-Elective Deferred Compensation Award Statement
jurisdiction of any such court with respect to each such Action and hereby waive any objection each of the parties may now or hereafter have to the venue of any such Action brought in any such court.
     16. Sections 3 though 9, 15 and 17 shall survive the termination of this Agreement.
     17. This Agreement shall be construed in accordance with, and governed by the internal substantive laws of the State of Ohio.
     18. “Salary Continuation Period” means the period of time during which a Participant receives a continuation of Participant’s salary after Participant’s last day of active employment or if Participant receives a lump sum payment, the number of months following Participant’s end of active employment equal to the Participant’s lump sum payment attributable to salary divided by the Participant’s then current monthly salary rounded up to the nearest whole number.